Exhibit 14.2

[BDO Limited Letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-102288 and 333-92491) pertaining to the Employee Stock Option plans of Ellomay Capital Ltd. (“the Company”) and Form F-3 (File Nos. 333-144171, 333-115826, 333-114428, 333-47842 and 333-92493) of the Company and in the related Prospectus of our report dated June 26, 2008 with respect to the financial statements of NUR Asia Pacific Limited included in the Annual Report on Form 20-F of Ellomay Capital Ltd. for the year ended December 31, 2009.

We take this opportunity to inform you that BDO McCabe Lo Limited changed its name to BDO Limited on May 1, 2009.

/s/ BDO Limited
__________________________
BDO Limited
Certified Public Accountants

March 10, 2010